NEWS FOR IMMEDIATE RELEASE
                                                          Contact: James Spiezio
                                                        Beacon Power Corporation
                                                                    978-694-9121
                                                         spiezio@beaconpower.com


               BEACON POWER ANNOUNCES ELECTION OF NEW BOARD MEMBER

          Board Adds Veteran Energy Industry Executive Stephen P. Adik,
                      Former Vice Chairman of NiSource Inc.



WILMINGTON, Mass. - October 14, 2004 -- Beacon Power Corporation (Nasdaq: BCON), a development stage company that designs, develops, configures and offers for sale, sustainable energy storage and power conversion systems that provide highly reliable uninterruptible electric power, today announced that Stephen P. Adik, a 20-year veteran of the energy industry, has been elected to Beacon's Board of Directors.

Mr. Adik served as vice chairman at NiSource Inc., (NYSE: NI), a Fortune 500 electric, natural gas and pipeline company, from December 2000 until his retirement in December 2003. He joined NiSource in 1987 as vice president and general manager, Corporate Support Group, and later held positions of senior executive vice president, chief financial officer and treasurer. At NiSource, he helped grow the company's market capitalization from $600 million to the current value of approximately $5.6 billion. Before joining the energy industry in 1983, Mr. Adik also had more than 20 years of operating and financial experience in the transportation industry.

"I am pleased to join Beacon's board at this important time," said Mr. Adik. "I am convinced that the company's pioneering flywheel-based energy storage technology can contribute to ensuring electricity grid reliability, and I look forward to helping Beacon capitalize on its opportunities within the energy industry."

Mr. Adik's industry affiliations have included the American Gas Association, Edison Electric Institute and the Midwest Gas Association. He is currently a member of the boards of NiSource, Inc., and the Chicago SouthShore and South Bend Railroad. He was also recently nominated to the board of North Western Corp, an electric and natural gas company serving Montana, South Dakota and Nebraska. He holds a degree in mechanical engineering from the Stevens Institute of Technology, and an MBA degree in finance from Northwestern University.


About Beacon Power Corporation

Beacon Power Corporation designs and develops sustainable energy storage and power conversion solutions that provide reliable electric power for the renewable energy, telecommunications, distributed generation and UPS markets. Beacon's latest product is the Smart Power M5, an "all-in-one" power conversion system incorporating multiple high-performance components that delivers instantaneous power in the event of a grid outage. Beacon is also known for its advanced flywheel-based Smart Energy systems, designed to provide reliable, environmentally friendly power quality solutions for electric utility transmission and distribution and other applications.

For more information,  please contact James Spiezio,  Chief Financial Officer at
Beacon   Power   Corporation,   tel.   978.694.9121;    fax   978.694.9127;   or
spiezio@beaconpower.com.

Safe Harbor  Statements under the Private  Securities  Litigation  Reform Act of
1995:

Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; the company has only recently entered into the renewable energy market through its inverter products, and hence, has only limited experience in this sector; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.